Exhibit 10.2

Time-Vested Restricted Stock Unit Agreement

As you know, on [GRANT DATE] SYNERGY RESOURCES CORPORATION, a Colorado corporation (the “Company”), pursuant to its 2015 Equity Incentive Plan, as amended from time to time (the “Plan”), granted to the holder listed below (“Participant”), the restricted stock units set forth below (individually and collectively referred to as the “Restricted Stock Units” or “RSUs”). The grant is subject to and governed by the Plan generally, and all capitalized terms not defined herein shall have the meanings given to such terms in the Plan.
Notice of Restricted Stock Unit Award

Participant	[INSERT NAME]
Grant Date	[INSERT DATE]
Number of Restricted Stock Units	[INSERT NUMBER OF UNITS]
Vesting Schedule
Except as set forth below, the Restricted Stock Units will vest in accordance with the following schedule, provided Participant remains in the continuous employment of the Company or its Subsidiaries from the Grant Date to the applicable “Scheduled Vesting Date” set forth below:
The Administrator shall determine in its discretion whether and when Participant’s continuous employment with the Company or its Subsidiaries has ended (including as a result of any leave of absence).

Special Vesting Events
Termination of Continuous Employment.
In the event of the termination of Participant’s continuous employment by the Company without “cause” (as defined in the Plan), any unvested Restricted Stock Units shall vest in full as of Participant’s date of termination.
In the event of the termination of Participant’s continuous employment due to Participant’s death or disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”)), any unvested Restricted Stock Units will vest in full as of Participant’s date of termination.
Participant will also receive any accelerated vesting to which Participant may be entitled under any employment or severance agreement Participant has with the Company or its Subsidiaries.
Change in Control
In the event of a Change in Control while Participant is in the continuous employment of the Company, any unvested Restricted Stock Units shall vest in full immediately prior to such Change in Control.

Payment
The Company shall issue to Participant one share of Common Stock for each Restricted Stock Unit that vests hereunder, with the delivery of such Common Stock to occur as soon as reasonably practicable (and in no event more than 74 days) following the date on which vesting occurred (any such date on which vesting occurs being an “Actual Vesting Date”).

Stockholder Rights	Participant has no stockholder rights with respect to the Restricted Stock Units.
Other Terms and Conditions	Are set forth in the accompanying Restricted Stock Unit Grant Terms and Conditions and the Plan.
By executing this letter below, Participant and the Company agree that the Restricted Stock Units granted hereby are granted under and governed by the terms and conditions of the Plan and this Time-Vested Restricted Stock Unit Agreement (including this Notice of Restricted Stock Unit Award and the accompanying Restricted Stock Unit Terms and Conditions) (together, the “Grant Documents”). Participant hereby represents and acknowledges that he or she has been provided the opportunity to review the Plan and the Grant Documents in their entirety, and Participant hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and the Grant Documents.

IN WITNESS WHEREOF, the parties have executed this Time-Vested Restricted Stock Unit Agreement, effective as of the Grant Date.

SYNERGY RESOURCES CORPORATION    GRANTEE

_____________________________            _____________________________
Signature            Date